Code of Ethics
General
The Code of Ethics is predicated on the principle that Perimeter owes a fiduciary duty to its Clients.1 Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, Perimeter will be mindful to:
•	Place client interests ahead of Perimeter’s – As a fiduciary, Perimeter will serve in its Clients’ best interests. In other words, Employees may not benefit at the expense of Clients.

•	Engage in personal investing that is in full compliance with Perimeter’s Code of Ethics – Employees must review and abide by Perimeter’s Personal Securities Transaction and Insider Trading Policies.

•	Avoid taking advantage of its position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Perimeter, or on behalf of an advisory client, unless in compliance with the Gift Policy below.

•	Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the IC Act. In addition, Perimeter Employees who may be officers of a registered investment company must also abide by the Fund’s Officer Code of Conduct that is established by the investment company.
Any questions with respect to Perimeter’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.
Risks
In developing this policy and procedures, Perimeter considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:
•	One or more Employees engage in various personal trading practices that wrongly make use of Non-Public Information resulting in harm to Clients or unjust enrichment to the Employee(s). (These practices include trading ahead of Clients and passing Non-Public Information on to spouses and other persons over whose accounts the Employee has control.)

•	Employees are not aware of what constitutes insider information.

•	One or more Employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for Clients.

•	Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with Perimeter.

•	The personal trading of Employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 of the IC Act.

[1]	S.E.C. v. Capital Gains Research, Inc., 375 U.S. at 191-192 (1963).

•	Employees serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways, for example, if Perimeter wants to recommend the organization for investment or if the organization is one of Perimeter’s service providers.)

•	Employees use firm property, including research, supplies, and equipment, for personal benefit.
Perimeter has established the following guidelines as an attempt to mitigate these risks.
Guiding Principles & Standards of Conduct
The following set of principles frame the professional and ethical conduct that Perimeter expects from its Employees:
•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, prospective clients and Employees;

•	Place the integrity of the investment profession, the interests of Clients, and the interests of Perimeter above one’s own personal interests;

•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

•	Avoid any actual or potential material conflict of interest;

•	Conduct all personal securities transactions in a manner consistent with this policy;

•	Use reasonable care and exercise independent professional judgment when conducting investment analyses, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;

•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals; and

•	Comply with applicable provisions of the Federal Securities Laws.
Personal Security Transaction Policy
Employees may not purchase or sell any Security in which the Employee has a Beneficial Interest unless the transaction occurs in an exempted Security or the Employee has complied with the Personal Security Transaction Policy set forth below.
Pre-Clearance Procedures
Employees must have written clearance for all transactions in Securities before completing the transactions. Transactions in equity securities of less than 100 shares are exempt from pre-clearance, however, quarterly reporting of these transactions is required. Perimeter reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct, and may fail to pre-clear a proposed Employee transaction for a number of reasons, including, but not limited to: conflicting sides of a transaction with Clients; violation of a confidentiality agreement; and the proposed transaction is before an intended Client trade program.
Employees shall complete Perimeter’s Personal Trading Pre-Clearance Form (See Attachment A) when requesting a trade in most Securities, or the Private Placement & IPO Request and Reporting Form (See

Attachment B) when requesting a trade in a Private Placement or IPO. All pre-clearance requests must be submitted to the CCO or someone so designated by the CCO with the CCO’s oversight. Once pre-clearance is granted to an Employee, such Employee may only transact in that Security for the remainder of the day. If the Employee wishes to transact in that Security on the following or any other day, he/she must again obtain pre-clearance for the transaction. Unless otherwise noted, no pre-clearance is required for transactions taking place in the Exempted Securities noted below.
Employees may not buy any Securities on the Watch List maintained by Perimeter. The Watch List shall be composed of all Securities currently invested on behalf of Perimeter’s Clients and the top quintile of Perimeter’s ranking system. The ranking system shall be compiled by the CIO and Director of Investment Research, with assistance from investment personnel, and include companies that Perimeter is evaluating for investment through the due diligence process. Access to the Watch List shall be available to all Perimeter Employees. New Employees that, prior to their employment with Perimeter, have investments in Securities on the Watch List are not required to immediately dispose of such Securities upon commencement of their employment. Such Employees may sell such Securities at their discretion, subject to preclearance, but may not acquire additional shares in such Securities so long as such Securities remain on the Watch List. The Watch List shall be updated on a monthly basis.
Reportable Securities
Perimeter requires Employees to provide periodic reports (See the Reporting section) regarding transactions and holdings in any Security, except that Employees are not required to report the following Exempted Securities:
•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end funds other than Reportable Funds; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.
Such exemptions do not apply to shares of open-end mutual funds that are advised by Perimeter (or an affiliate) or are otherwise affiliated with Perimeter (or an affiliate). Employees must pre-clear and report any personal transaction in a Reportable Fund.
Reporting
The Company must collect three (3) reports from Employees that include transaction and holding information regarding the personal trading activities of the Employees. The reports, as described in further detail below, are: (i) Quarterly Transaction Reports; (ii) Initial Holdings Reports; and (iii) Annual Holdings Reports.
These reports will enable Perimeter to maintain compliance with Rule 204A-1 under the Advisers Act, as well as assist Perimeter to determine with reasonable assurance any indications of Scalping, Front-Running or the appearance of a conflict of interest with Client trades. Accordingly, each Employee shall report his/her securities transactions and holdings to ACA via the STOCS system located at ACA’s website: www.advisercompliance.com. All Employees will receive a username and password in order to access STOCS.

Quarterly Transaction Reports
Employees shall be required to report all Securities transactions that they have made in Securities Accounts during the quarter, as well as any new Securities Accounts that they have opened during the quarter. In order to fulfill this reporting requirement, Employees must report this information to ACA no later than thirty (30) days after the end of each calendar quarter.
Initial and Annual Holdings Reports
New Employees are required to report to ACA all of their Reportable Securities and Securities Accounts (whether such Accounts contain Reportable Securities or Non-Reportable Securities) not later than 10 days after an individual becomes an Employee.
Employees are required to verify the accuracy of the list of Securities and Securities Accounts as recorded on the STOCS system on an annual basis, by (and including) February 14th of each year. The report shall be current as of December 31st.
Duplicate Copies
In order for Perimeter to verify the accuracy of information submitted by Employees to STOCS, Employees must arrange for their brokers/custodians to furnish Perimeter with duplicate account statements and/or brokerage confirmations. A Sample Brokerage Letter is included as Attachment C.
Exceptions from Reporting Requirements
There are limited exceptions from certain of the reporting requirements noted above. Specifically, an Employee is not required to:
1)	Report on STOCS any transactions effected pursuant to an automatic investment plan.

2)	Submit any of the three reports (i.e., Quarterly Transaction Report, Initial Holdings Report and Annual Holding Report) with respect to Securities held in Securities Accounts over which the Employee had no direct or indirect influence or control. Note, however, that the CCO may request that an Employee provide documentation to substantiate that the Employee had no direct or indirect influence or control over the Securities Account (e.g., investment advisory agreement, etc.).
The CCO will determine on a case-by-case basis whether an account qualifies for either of the aforementioned exceptions.
Trading and Review
Perimeter’s Personal Security Transaction Policy is designed to not only ensure its technical compliance with Rule 204A-1, but also to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, Perimeter will monitor Employees’ investment patterns to detect the following abuses:
•	Excessive trading;

•	Purchases of Securities held by mutual funds advised or sub-advised by Perimeter;

•	Trading opposite of Client trades; and

•	Front-Running Client accounts, which is a practice generally understood to be Employees personally trading ahead of Clients.
In general, Employees are discouraged from engaging in short-term (less than 60 days) trading. Employees are strictly prohibited from engaging in short-term trades of mutual fund shares, as to avoid even the appearance of market timing activities. In addition to Perimeter’s internal monitoring, ACA shall also conduct a post-trade review of Employees’ personal trading activities that focuses on the conflicts of interest noted above.
The Director of Third-Party Distribution & Client Relations will monitor the CCO’s personal securities transactions for compliance with the Personal Security Transaction Policy.
If Perimeter discovers that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO to review the facts surrounding the transactions.
ACA will also conduct testing of Employee transactions versus transactions completed on behalf on clients for any conflicts. If any conflicts are found, ACA will bring those to the attention of the CCO.
Reporting Violations and Remedial Actions
Perimeter takes the potential for conflicts of interest caused by personal investing very seriously. As such, Perimeter requires its Employees to promptly report any violations of the Code of Ethics to the CCO. Perimeter’s Senior Management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.
If any violation of Perimeter’s Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.
No Employee shall participate in a determination of whether he or she has committed a violation of the Code of Ethics or in the imposition of any sanction against himself or herself.
Insider Trading Policy
Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-public Information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, Perimeter has instituted procedures to prevent the misuse of Material Nonpublic Information.
In the past, securities laws have been interpreted to prohibit the following activities:
•	Trading by an insider while in possession of Material Non-Public Information;

•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating Material Non-Public Information to others in breach of a fiduciary duty.
Who Does the Policy Cover?
This policy covers all of Perimeter’s Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is a 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.
What Information is Material?
Individuals may not be held liable for trading on inside information unless the information is material. Advance knowledge of the following types of information is generally regarded as material:
•	Dividend or earnings announcements

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	Merger, joint venture announcements

•	New product/service announcements

•	Discovery or research developments

•	Criminal, civil and government investigations and indictments

•	Pending labor disputes

•	Debt service or liquidity problems

•	Bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans, etc.

•	Recapitalization
Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of Material Non-Public Information applies to all types of securities, including equity, debt, commercial paper, government securities and options.
Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.
What Information is Non-Public?
In order for issues concerning Inside Trading to arise, information must not only be material, but also non-public.
Once non-public information has been effectively distributed to the investing public, it can no longer be classified as Material Non-Public Information. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.
Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.
The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information.
Selective Disclosure
Employees must never disclose proposed/pending trades to any client or other individual/entity outside of Perimeter. Additionally, Perimeter must be careful when disclosing the composition of Clients’ portfolios without obtaining consent from the CCO. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of Perimeter’s fiduciary duty to Clients.  Selectively disclosing the portfolio holdings of a Client’s portfolio may also be viewed as Perimeter engaging in a practice of favoritism. Including information regarding Clients’ portfolio holdings in marketing materials and Perimeter’s website is subject to the CCO’s approval in accordance with Perimeter’s Marketing policy and procedures. All inquiries that are received by Employees to disclose portfolio holdings must be immediately reported to the CCO and CEO. In determining whether or not to approve the dissemination of holdings information, the CCO will consider, among other things, how current the holdings information is. However, in no case will the CCO approve the dissemination of holdings information that is less than one (1) month old.
Paid Research Providers
Perimeter may compensate third-parties and/or individuals for research specific to certain industries, issuers and markets. The investment team must pay particular attention to the type of information conveyed by such sources. In the event that the investment team suspects its receipt of Non-Public Information, it must not act on the information and immediately inform the CCO of the information to determine the appropriate course of action.
Penalties for Trading on Material Non-Public Information
Severe penalties exist for firms and individuals that engage in the act of Inside Trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of Insider Trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.
Procedures to Follow when an Employee Believes that They Possess Material Non-Public Information
If an Employee has questions as to whether they are in possession of Material Non-Public Information, they must inform the CCO as soon as possible. From this point, the Employee, CCO will conduct research to determine if the information is likely to be considered important to Clients in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Inside Trading, Employees:
•	Shall not trade the securities of any company in which they are deemed insiders who may possess Material Non-Public Information about the company.

•	Shall not engage in securities transactions of any company, except in accordance with Perimeter’s Personal Security Transaction Policy and the Federal Securities Laws.

•	Shall submit various reports in accordance with the Personal Security Transaction Policy.

•	Shall not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position.

•	Shall immediately report the potential receipt of Material Non-Public Information to the CCO.

•	Shall not proceed with any research, trading, etc. until the CCO inform the Employee of the appropriate course of action.
Serving as Officers, Trustees and/or Directors of Outside Organizations
Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.
Employees are prohibited from engaging in outside activities without the prior written approval of the CCO. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.
Diversion of Firm Business or Investment Opportunity
No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with Perimeter and in which he or she knows Perimeter might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to Perimeter, and obtaining written authorization to participate from the CCO.
Any personal or family interest of an Employee in any Perimeter business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by Perimeter may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.
Loans
No Employee may borrow from or become indebted to, any person, business or company having business dealings or a relationship with Perimeter, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use Perimeter’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.
Dealings with Government and Industry Regulators

Perimeter forbids payments of any kind by it, its Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.
Political Contributions and Public Office
The following outlines Perimeter’s policies with respect to political contributions and public office:
•	Contributions by Perimeter and/or Employees to politically connected individuals/entities who may have the ability, in some way, to influence Clients to the Company are strictly prohibited.

•	All contributions an Employee makes that are political in nature must be reported to the CCO.

•	Neither Perimeter nor Employees can hold a public office if it in any way conflicts with Perimeter’s business.
Improper Use of Perimeter Property
No Employee may utilize property of Perimeter or utilize the services of Perimeter or Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO and CEO. For this purpose, “property” means both tangible and intangible property, including Perimeter and Employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.
Protection of Perimeter’s Name
Employees should at all times be aware that Perimeter’s name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of Perimeter’s name in any manner that could be misinterpreted to indicate a relationship between Perimeter and any other entity or activity.
Employee Involvement in Litigation or Proceedings
Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.
Gifts and Entertainment
Employees’ Receipt of Business Meals, Tickets to Sporting Events and Other Entertainment — Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the expense is reasonable, not lavish or extravagant in nature. Regardless of whether or not the Employee is accompanied to the event by the giver, if the estimated cost of the meal, event, etc. is greater than $200, the Employee must report his/her attendance at the event to the CCO on Attachment D. If the event is highly publicized such that the tickets may be selling in excess of their face value, the Employee must consider the mark-up for the reporting requirements.

Employees’ Receipt of Gifts — Employees must report their intent to accept gifts over $100 (either one single gift, or in aggregate on an annual basis) to the CCO by completing Attachment D. Reasonable gifts received on behalf of the Company shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to Perimeter’s offices by service providers.
Perimeter’s Gift Giving Policy – Perimeter and its Employees are prohibited from giving gifts that may be deemed as excessive, and must obtain approval to give all gifts in excess of $200 to any Client, prospective client or any individual or entity that Perimeter is seeking to do business with.
The CCO shall track all reportable entertainment and gifts via Attachment E.
Disclosure
Perimeter shall describe its Code of Ethics in Part II of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All client requests for Perimeter’s Code of Ethics shall be directed to the CCO.
If the CCO determines that a material violation of this Code of Ethics has occurred, he or she shall promptly report the violation, and any enforcement action taken, to Senior Management.  If Senior Management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Perimeter will report its findings to applicable Boards of Directors or Trustees pursuant to Rule 17j-1.
Recordkeeping
Perimeter shall maintain records in the manner and to the extent set forth below.
•	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

•	A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•	A record of all written acknowledgements (annual certifications) as required by the Manual for each person who is currently, or with the past five years was, an Employee of Perimeter.

•	A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

•	The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Private Offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

•	A copy of each finding presented to a mutual fund Board of Directors or Trustees shall be preserved by Perimeter for at least five years after the end of the fiscal year in which the record is made, the first two years in an easily accessible place.

Responsibility
The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO. All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment.
In the event a material change is made to the Personal Security Transaction Policy of the Code of Ethics, the CCO shall, as applicable, inform the CCO of any mutual fund advised by Perimeter of such material change and ensure that such material change is approved by Board(s) of the mutual fund(s) no later than six months after adoption of the material change.

Attachment A
Personal Trading Pre-Clearance Form
The Personal Trading Pre-Clearance Form documents that the proposed transaction is not a conflicting transaction. Pre-clearance must be granted prior to placing a trade, and is only good for the day of the approval.
1.	Buy Sell Short Cover Short

2.	Security

3.	Common Stock Option Debt Other

4.	Symbol

5.	Number of Shares/Contracts/Principal

6.	Broker/Custodian

7.	Employee has no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

8.	Employee is not an officer, director or principal shareholder of the company and is not required to file any of the reports required by Section 16 of the Securities Exchange Act of 1934.

9.	Any transaction described above establishing a position in a Security is undertaken with the intention of holding such position for not less than seven (7) days.

10.	The transaction does not involve a Security currently on the Watch List maintained by the Company. For a copy of the most current Watch List please contact Adam Stewart, CCO.

Employee	(Print Name)

Signed
Date

By signing below, the individual verifies that the proposed transaction described above does not violate Perimeter’s Personal Security Transaction Policy. Note: One signature is required for pre-clearance.

Chief Compliance Officer		Date

CEO/CIO/Director of Trading		Date
Attachment B
Private Placement & IPO Request and Reporting Form

Name of Issuer:
Type of Security:
Public Offering Date:
(for proposed IPO investments only)
By signing below, I certify and acknowledge the following:
1.	I am not investing in this Limited Offering or IPO to profit improperly from my position as an Perimeter Employee;

2.	The investment opportunity did not arise by virtue of my activities on behalf of an Perimeter client; and

3.	To the best of my knowledge, no Perimeter Clients have any foreseeable interest in purchasing this Security.
Furthermore, by signing below, I certify that I have read Perimeter’s Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy. I understand Perimeter reserves the right to direct me to rescind a trade even if approval is granted. I also understand that a violation of this policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws. I have provided all offering materials related to this proposed investment to the CCO upon request.
Date:                        Signature:
Print Name:

Internal Use Only
                      Approved                       Not Approved Person Approving
Reasons Supporting Decision to Approve/Not Approve:

Attachment C
Sample Brokerage Letter
<DATE>
<NAME OF CUSTODIAN>
<ADDRESS>
<CITY, STATE ZIP>
Re: Account No.

Account Name
Dear <NAME>,
As of <DATE>, please send to the party named below a duplicate confirmation of each transaction in the above-named account and monthly brokerage account statements for the above-named account:
Perimeter Capital Management
Attn: Adam C. Stewart, Chief Compliance Officer
Five Concourse Parkway, Suite 2725
Atlanta, GA 30328
If you have any questions or concerns, please feel free to give me a call at (xxx) xxx-xxxx. Thank you for your immediate attention to this matter.
Sincerely,
<Name>
cc: <Name>

Attachment D
Gift and Entertainment Report
Employee(s) Receiving/Giving the Gift/Entertainment:

Describe the Gift/Entertainment:

Approximate Total Dollar Amount of Gift/Entertainment: $

Receiver/Giver of the Gift/Entertainment:

Is the Receiver of the Gift/Entertainment an Individual or Entity that is associated with a Taft-Hartley Fund?
Yes                            No
Has Employee Received/Given Additional Gifts/Entertainment from Receiver/Giver within the Past 12 Months? If Yes, list the Gifts/Entertainment received/given and the approximate Value of the Gifts/Entertainment:

Relationship of Receiver/Giver to Perimeter and/or Employee(s):

Reason (if known) the Gift/Entertainment will be given by/given to Perimeter and/or Employee(s):

Signature:	Date:

Compliance Use Only
                      Approved                       Not Approved       CCO
Reasons Supporting Decision to Approve/Not Approve:

     Attachment E
Employee Gift/Entertainment Log

Approximate
			Dollar		Relationship of Re-
	Employee Giv-		Amount of		ceiver/Giver to Pe-	Reason Gift/Entertainment
	ing/Receiving	Description of	Gift/Entertain-	Receiver/Giver of	rimeter and/or Em-	was given by/given to Pe-	Compliance Ap-
Date	Gift/Entertainment	Gift/Entertainment	ment	Gift/Entertainment	ployee	rimeter and/or Employee	proval (Yes/No)
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO
YES NO